Exhibit 5.1
LAWYERS
Davis Wright Tremaine llp

1201 Third Avenue	TEL (206) 622-3150
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November 15, 2007
Clearwire Corporation
4400 Carillon Point
Kirkland Washington 98033
Ladies and Gentleman:
We have acted as counsel to Clearwire Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 to its registration statement on Form S-1 (File No. 333-144357) with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), to qualify for sale the 15,767,274 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”) identified in the Registration Statement and which may be issued pursuant to the terms of the warrants identified in the Registration Statement (the “Warrants”). The Shares are being registered pursuant to that certain Registration Rights Agreement dated August 5, 2005.
In that connection, we have reviewed originals or copies identified to our satisfaction of the following documents:
     (a) The Registration Statement filed by the Company under the Securities Act with the Commission on July 5, 2007, and each amendment thereto (the registration statement, as so amended, being hereinafter referred to as the “Registration Statement”).
     (b) The Fourth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company.
     (c) Originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

Clearwire Corporation
4400 Carillon Point
Kirkland Washington 98033
November 15, 2007

     In our review we have assumed:
(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.
We have not independently established the validity of the foregoing assumptions.
Our opinion set forth below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.
Based on the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that upon exercise of the Warrants from time to time, in accordance with the terms of the Warrants, the shares to be issued to the holders will be duly authorized, validly issued, fully paid and non-assessable.
This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.
We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Davis Wright Tremaine LLP
Davis Wright Tremaine LLP